Exhibit 2.1

PLAN OF CONVERSION

OF

AP GAMING HOLDCO, INC.

AP Gaming Holdco, Inc., a Delaware corporation (the “Constituent Entity”), hereby sets forth its Plan of Conversion pursuant to the provisions of Nevada Revised Statutes (“NRS”) 92A.195:

1.    The name of the Constituent Entity is AP Gaming Holdco, Inc., the business address of which is 5475 S. Decatur Blvd., Ste #100, Las Vegas, NV 89118. The jurisdiction of the law that governs the Constituent Entity is the State of Delaware.

2.    The name of the resulting entity is PlayAGS, Inc. (the “Resulting Entity”), the business address of which will be 5475 S. Decatur Blvd., Ste #100, Las Vegas, NV 89118. The jurisdiction of the law that will govern the Resulting Entity is the State of Nevada.

3.    The parties shall cause the conversion of the Constituent Entity into the Resulting Entity (the “Conversion”) to be consummated by filing (i) with the office of the Secretary of State of the State of Delaware, a certificate of conversion (the “Certificate of Conversion”) in such form as is required by, and executed in accordance with, the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) with the office of the Secretary of State of the State of Nevada, articles of conversion (the “Articles of Conversion”) in such form as is required by, and executed in accordance with, the applicable provisions of the NRS. The date and time of such filing with the office of the Nevada Secretary of State or such later date and time as may be set forth in the Certificate of Conversion and the Articles of Conversion (which date and time and shall be within 90 days after the date of filing) shall be the effective date and time of the Conversion (the “Effective Time”).

4.    At the Effective Time, the Conversion shall have all of the effects set forth in and pursuant to the DGCL and the NRS, including the following:

For all purposes of Delaware law, in accordance with Section 266 of the DGCL:

(a) The Conversion of the Constituent Entity and the resulting cessation of its existence as a corporation of the State of Delaware pursuant to the Certificate of Conversion shall not be deemed to affect any obligations or liabilities of the Constituent Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion, nor shall it be deemed to affect the choice of law applicable to the Constituent Entity with respect to matters arising prior to the Conversion;

(b) The Constituent Entity shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the Constituent Entity;

(c) From and after the Effective Time, the Resulting Entity shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Constituent Entity and all of the rights, privileges and powers of the Constituent Entity, and all property, real, personal and mixed, and all debts due to the Constituent Entity, as well as all other things and causes of action belonging to the Constituent Entity, shall remain vested in the Resulting Entity and shall be the property of the Resulting Entity, and the title to any real property vested by deed or otherwise in the Constituent Entity shall not revert or be in any way impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of the Constituent Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall remain attached to the Resulting Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as the Resulting Entity;

and

(d) The rights, privileges, powers and interest in property of the Constituent Entity, as well as the debts, liabilities and duties of the Constituent Entity, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Entity for any purpose of the laws of the State of Delaware.

For all purposes of Nevada law, in accordance with NRS 92A.250(3):

(a) The Constituent Entity shall be converted into the Resulting Entity and governed by and subject to the law of the jurisdiction of the Resulting Entity;

(b) The Conversion shall be a continuation of the existence of the Constituent Entity;

(c) The title to all real estate and other property owned by the Constituent Entity shall be vested in the Resulting Entity without reversion or impairment;

(d) The Resulting Entity shall have all the liabilities of the Constituent Entity;

(e) A proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity;

(f) An owner of the Resulting Entity shall remain liable for all the obligations of the Constituent Entity existing at the time of the Conversion to the extent the owner was liable before the Conversion; and

(g) The Constituent Entity shall not be required to wind up its affairs, pay its liabilities, distribute its assets or dissolve, and the Conversion shall not be deemed a dissolution of the Constituent Entity.

5.     The authorized capital stock of each of the Constituent Entity and the Resulting Entity consists of (a) 100 shares of voting common stock, par value $0.01 per share, (b) 30,000,000 shares of non-voting common stock, par value $0.01 per share and (c) 100,000 shares of preferred stock, par value $0.01 per share. At the Effective Time, by virtue of the Conversion, each outstanding share of each class or series of capital stock of the Constituent Entity, and all treasury shares of the Constituent Entity, shall be converted into and become an equal number of outstanding shares of such class or series of capital stock and treasury shares of the Resulting Entity.

6.     The Articles of Incorporation of the Resulting Entity are attached hereto as Exhibit A (the “Resulting Entity Articles”) and the Resulting Entity Articles shall continue in full force and effect until amended or amended and restated in the manner prescribed by the provisions of the NRS.

7.    The Bylaws of the Resulting Entity are attached hereto as Exhibit B (the “Resulting Entity Bylaws”).

8.    At the Effective Time, the directors and officers of the Constituent Entity shall be the directors and officers of the Resulting Entity until their respective successors have been duly qualified and elected in accordance with the Resulting Entity Articles and the Resulting Entity Bylaws or until their earlier death, disqualification, resignation or removal.

9.    Prior to the Effective Time, each of the officers of the Constituent Entity and, after the Effective Time, each of the officers of the Resulting Entity, is hereby authorized, empowered and directed to execute, deliver and make all filings and recordings and take all other actions necessary or appropriate to effectuate the Conversion and carry out or otherwise put into effect the provisions of this Plan of Conversion, including giving any notices required to be given to all third parties.

10.    The Constituent Entity intends that this Plan of Conversion constitute the complete plan of conversion referred to in NRS 92A.105.

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EXHIBIT A

Articles of Incorporation of Resulting Entity

[Attached]

EXHIBIT B

Bylaws of Resulting Entity

[Attached]